Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE POSTPONES PROPOSED FINANCING AND TERMINATES
TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 11 1/2% SENIOR NOTES DUE 2012
WARREN, Ohio – July 30, 2007 – Stoneridge, Inc. (NYSE: SRI) announced today that, as a result of unfavorable market conditions, it indefinitely postponed its previously announced intent to enter into a new $200 million senior secured term loan facility. Credit Suisse and Deutsche Bank Securities Inc. were to act as joint book runners and joint lead arrangers for the $200 million senior secured term loan. As a result of the postponement of the $200 million term loan, the Company also announced today that it has terminated its tender offer to purchase for cash any and all of the $200 million in outstanding principal amount of its 11 1/2% Senior Notes due 2012 (CUSIP No. 86183PAD4). All Notes tendered in the tender offer and consent solicitation will be returned promptly to the respective holders thereof without any action required on the part of the holders. No tender offer consideration or consent payment will be paid on any of the tendered Notes.
The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated July 20, 2007, including the condition that the Company receive proceeds upon closing a new $200 million senior secured term loan facility on terms satisfactory to the Company, on or prior to the time Notes were accepted for payment, which proceeds, together with available cash, would be used to purchase the Notes and make consent payments. As referenced above, the Company did not anticipate satisfying this condition prior to the August 16, 2007 expiration date of the tender offer and consent solicitation.
Credit Suisse is acting as the dealer manager for the tender offer and as solicitation agent for the consent solicitation, and they can be contacted at (212) 325-7596 (collect). Global Bondholder Services Corporation is acting as Depositary and Information Agent, and can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 612-1500 (for all others toll-free).
The Company reserves the right to make a new tender offer at a later date if market conditions become more favorable.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443